Exhibit 99.1

FOXO TECHNOLOGIES INC. ANNOUNCES THAT STOCKHOLDERS EQUITY IS GREATER THAN $4M, WHICH IS REQUIRED TO MEET THE CONTINUED LISTING REQUIREMENTS OF THE NYSE AMERICAN EXCHANGE

MINNEAPOLIS, MN, December 16, 2024 (GLOBE NEWSWIRE) — FOXO Technologies Inc. (NYSE American: FOXO) (the “Company” or “FOXO”) announces that recent transactions have led to the Company having stockholders equity greater than $4M and, as a result, it has regained compliance with NYSE American continued listing requirements for stockholders equity.

As was disclosed in the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 19, 2024, the Company had a stockholders’ deficit of approximately $17.5 million in its unaudited financial statements as of September 30, 2024. Since then, the Company has been working to secure agreements from certain creditors, debt holders, and investors to exchange their debt to equity in the form of Preferred Stock which would be treated as equity.

The Company was successful in securing:

●	Rennova Health, Inc.’s exchange of $21 million of the Company’s Senior Secured Note issued by Rennova Community Health, Inc. (the Company’s wholly owned subsidiary) into 21,000 shares of the Company’s Series A Cumulative Convertible Redeemable Preferred Stock (“Series A Preferred Stock”)
●	An institutional investor’s additional funding of $1.0 million and exchange of approximately $2.2 million of Senior Notes (including the newly issued approximately $1.0 million) into 2,464 shares of the Company’s Series A Preferred Stock
●	Settlement of certain liabilities owed to KR8 AI, Inc., and the termination of a license agreement in exchange for 3,000 shares of the Company’s newly designated Series D Cumulative Convertible Redeemable Preferred Stock
●	Additionally, the Company had approximately $1.0 million of other liabilities and notes converted to approximately 2 million shares of Class A Common Stock since October 1, 2024

“I am delighted we can inform our shareholders that stockholder’s equity is now greater than $4 million,” said Seamus Lagan, the Company’s Chief Executive Officer. “We believe this eliminates the risk of delisting from NYSE American for a stockholders equity deficiency that has hung over the Company for the past 18 months. We are committed to continued growth and improvements for the benefit of our shareholders in the coming years,” continued Mr. Lagan.

The Company filed a Current Report on Form 8-K with the SEC on December 10, 2024, which provides additional details on the above transactions and related Company actions and activities. If at any time in the future the Company falls out of compliance with the stockholders equity requirements to meet NYSE American continued listing rules, the Company would be subject to immediate reevaluation by NYSE American.

About FOXO Technologies Inc. (“FOXO”)

FOXO owns and operates three subsidiaries.

Foxo Labs, Inc. is a biotechnology company dedicated to improving human health and life span through the development of cutting-edge technology and product solutions for various industries.

Myrtle Recovery Centers, Inc., a 30-bed behavioral health facility in East Tennessee. Myrtle provides inpatient services for detox and residential treatment and outpatient services.

Rennova Community Health, Inc., owns and operates Scott County Community Hospital, Inc. (d/b/a Big South Fork Medical), a critical access designated (CAH) hospital in East Tennessee.

For more information about FOXO, visit www.foxotechnologies.com.

Forward-Looking Statements [BH should review and clean-up for next time]

This press release contains certain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Any statements other than statements of historical fact contained herein, including statements about trading of the Warrants in the over-the-counter market, the continued listing of the Company’s Class A common stock on NYSE American, and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning, but the absence of these words does not mean that a statement is not forward-looking. Any such forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the Company’s control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the possibility that the Plan will not be accepted by NYSE American, the Company will be unable to satisfy other continued listing requirements of NYSE American for its Class A common stock to maintain the listing of the Class A common stock on NYSE American; the risk of changes in the competitive and highly regulated industries in which FOXO operates; variations in operating performance across competitors or changes in laws and regulations affecting FOXO’s business; the ability to implement FOXO’s business plans, forecasts, and other expectations; the ability to obtain financing; the risk that FOXO has a history of losses and may not achieve or maintain profitability in the future; potential inability of FOXO to establish or maintain relationships required to advance its goals or to achieve its commercialization and development plans; the enforceability of FOXO’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others; and the risk of downturns and a changing regulatory landscape in the highly competitive biotechnology industry or in the markets or industries in which FOXO operates. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in FOXO’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports, and in other documents FOXO has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and FOXO assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Crescendo Communications, LLC

(212) 671-1020

foxo@crescendo-ir.com